                              UNITED STATES                  OMB APPROVAL
                   SECURITIES AND EXCHANGE COMMISSION        ------------
                       WASHINGTON, D.C.  20549       OMB Number: 3235-0145
                                                     Expires: December 31, 1997
                                                     Estimated average burden
                                                     hours per response... 14.90
                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 8)*


                               Code-Alarm, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   191893106
                           ----------------------------
                                (CUSIP Number)


              Craig S. Camalo, Code-Alarm, Inc., 950 E. Whitcomb
                  Madison Heights, MI  48071  (810) 583-9620
--------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)


                              February 15, 1997
                       --------------------------------
                     (Date of Event which Requires Filing
                              of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information requried on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D


CUSIP NO.   191893106                          PAGE   2   OF   14    PAGES
          ----------------                         ------     ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Rand W. Mueller
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


       PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
       PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       7      SOLE VOTING POWER
  SHARES
BENEFICIALLY            546,560
 OWNED BY        ---------------------------------------------------------------
   EACH          8      SHARED VOTING POWER
 REPORTING
PERSON WITH             -0-
                 ---------------------------------------------------------------
                 9      SOLE DISPOSITIVE POWER

                        546,560
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       546,560
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                       /x/
       EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       23.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.   191893106                           PAGE   3   OF   14    PAGES
          ----------------                          ------    ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Kenneth M. Mueller
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


       PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
       PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       7      SOLE VOTING POWER
  SHARES
BENEFICIALLY            120,293
 OWNED BY        ---------------------------------------------------------------
   EACH          8      SHARED VOTING POWER
 REPORTING
PERSON WITH             -0-
                 ---------------------------------------------------------------
                 9      SOLE DISPOSITIVE POWER

                        120,293
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       120,293
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                       /x/
       EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.   191893106                            PAGE  4    OF   14    PAGES
          ----------------                           ------   ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Larry J. Vingelman
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


       PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
       PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       7      SOLE VOTING POWER
  SHARES
BENEFICIALLY            10,908
 OWNED BY        ---------------------------------------------------------------
   EACH          8      SHARED VOTING POWER
 REPORTING
PERSON WITH             -0-
                 ---------------------------------------------------------------
                 9      SOLE DISPOSITIVE POWER

                        10,908
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,908
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                       / /
       EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.   191893106                           PAGE   5   OF   14    PAGES
          ----------------                           -----    ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David L. Skinner
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


       PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
       PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       7      SOLE VOTING POWER
  SHARES
BENEFICIALLY            -0-
 OWNED BY        ---------------------------------------------------------------
   EACH          8      SHARED VOTING POWER
 REPORTING
PERSON WITH             -0-
                 ---------------------------------------------------------------
                 9      SOLE DISPOSITIVE POWER

                        -0-
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                       /x/
       EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.   191893106                           PAGE   6   OF   14    PAGES
          ----------------                          ------    ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Geoffrey M. Dixon
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


       PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
       PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       7      SOLE VOTING POWER
  SHARES
BENEFICIALLY            -0-
 OWNED BY        ---------------------------------------------------------------
   EACH          8      SHARED VOTING POWER
 REPORTING
PERSON WITH             -0-
                 ---------------------------------------------------------------
                 9      SOLE DISPOSITIVE POWER

                        -0-
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                       / /
       EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.   191893106                           PAGE   7   OF   14    PAGES
          ----------------                          ------    ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Shirley A. Skinner
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


       PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
       PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       7      SOLE VOTING POWER
  SHARES
BENEFICIALLY            -0-
 OWNED BY        ---------------------------------------------------------------
   EACH          8      SHARED VOTING POWER
 REPORTING
PERSON WITH             -0-
                 ---------------------------------------------------------------
                 9      SOLE DISPOSITIVE POWER

                        -0-
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                       /x/
       EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.   191893106                           PAGE   8   OF   14    PAGES
          ----------------                          ------    ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jack C. Chilingirian
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


       PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
       PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       7      SOLE VOTING POWER
  SHARES
BENEFICIALLY            -0-
 OWNED BY        ---------------------------------------------------------------
   EACH          8      SHARED VOTING POWER
 REPORTING
PERSON WITH             -0-
                 ---------------------------------------------------------------
                 9      SOLE DISPOSITIVE POWER

                        -0-
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                       / /
       EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.   191893106                          PAGE   9   OF   14    PAGES
          ----------------                         ------     ------
================================================================================
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Marshall J. Mueller
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  / /

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*


       PF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            / /
       PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       7      SOLE VOTING POWER
  SHARES
BENEFICIALLY            -0-
 OWNED BY        ---------------------------------------------------------------
   EACH          8      SHARED VOTING POWER
 REPORTING
PERSON WITH             -0-
                 ---------------------------------------------------------------
                 9      SOLE DISPOSITIVE POWER

                        -0-
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        -0-
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                       /x/
       EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

                        IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                                                          2 of 7

CUSIP NO.  191893106

     This is the Eighth Amendment to a Statement on Schedule 13D originally filed with the Securities and Exchange Commission on September 25, 1989, by Rand W. Mueller, Larry J. Vingelman, David L. Skinner, Geoffrey M. Dixon, Shirley A. Skinner, Kenneth M. Mueller, Marshall J. Mueller and
Jack C. Chilingirian with respect to the common stock, no par value (the "Common Stock"), of Code-Alarm, Inc. ("Code-Alarm").

     The undersigned hereby amend Items 5, 6 and 7 of the amended Statement, as follows:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     The beneficial owner, aggregate number and percentage of Common Stock beneficially owned by each person named in Item 2 are:


Name                       Number of Shares       Percentage
----                       ----------------  ---------------
Rand W. Mueller(1)            546,560(2)          23.5 %
Larry J. Vingelman             10,908              0.5 %
Kenneth M. Mueller(1)         120,293(3)           5.2 %
David L. Skinner(4)            -0-                 0.0 %
Geoffrey Dixon                 -0-                 0.0 %
Shirley A. Skinner(4)          -0-                 0.0 %
Jack C. Chilingirian           -0-                 0.0 %
Marshall J. Mueller            -0-                 0.0 %

Total                          677,761            29.2 %

------------------

(1) Kenneth M. Mueller is Rand W. Mueller's and Marshall J. Mueller's father. Each of them disclaims beneficial ownership of the other's shares of Common Stock.

(2) This number includes 3,750 shares of Common stock which Mr. Rand Mueller may acquire pursuant to options granted under Code-Alarm's 1987 Stock Option Plan which are currently exercisable, 540,810 shares held in the name of Mr. Mueller's wife of which she has sole voting and dispositive power and 2,000 shares held in the name of Mr. Mueller's minor children of which Mr. Mueller has voting and dispositive power.

(3) This number includes 250 shares of Common stock which Mr. Kenneth Mueller may acquire pursuant to options granted under Code-Alarm's 1987 Stock Option Plan which are currently exercisable.

(4) David L. Skinner and Shirley A. Skinner are husband and wife. Each of them disclaims beneficial ownership of the other's shares of Common Stock.


                             Page 10 of 14 Pages

CUSIP NO.  191893106


     The percentages of Common Stock owned by each individual set forth in the table above are based on 2,320,861 shares outstanding on March 19, 1997.

     Each reporting person has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all of his shares of Common Stock.

     On February 19, 1997, March 4, 1997, March 7, 1997, March 10, 1997, March 18, 1997 and March 19, 1997, Kenneth M. Mueller sold 1,000, 600, 1,000, 325,
9,761 and 975 shares of Common Stock, respectively, at prices of $3.50, $2.75, $2.75, $2.75, $2.625 and $2.50 per share, respectively.

     No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock held by the individuals.

     The Shareholder Agreement dated as of May 29, 1987, as amended, among Code-Alarm and certain original shareholders of Code-Alarm was terminated as of February 15, 1997. Consequently, on February 15, 1997, the group of shareholders which was the beneficial owner of more than five percent of the Common Stock ceased to exist. Rand W. Mueller and Kenneth M. Mueller individually continue to be the beneficial owners respectively of more than five percent of the Common Stock of Code-Alarm.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     On January 14, 1997, Rand W. Mueller transferred 20,000 shares of the Common Stock to Kenneth M. Mueller as repayment of a personal loan.

     Mr. Rand W. Mueller was granted options to purchase 75,000 shares of Common Stock at a price of $5.00 per share on May 14, 1996 under Code-Alarm's 1987 Stock Option Plan and Mr. Kenneth M. Mueller was granted options to purchase 5,000 shares of Common Stock at a price of $5.00 per share on May 14, 1996 under Code-Alarm's 1987 Stock Option Plan, in each case in exchange for options to purchase a like number of shares at a different price. The following table sets forth the percentage of shares exercisable under each option after being held for the following time periods after the date of grant:


     6 months      -    1 year             5%
     over 1 year   -    2 years           15%
     over 2 years  -    3 years           35%
     over 3 years  -    4 years           60%
     over 4 years  -                     100%



                             Page 11 of 14 Pages

CUSIP NO.  191893106


     The Shareholder Agreement dated as of May 29, 1987, as amended, among Code-Alarm and certain original shareholders of Code-Alarm was terminated on February 15, 1997 by means of an agreement entitled "Termination of Shareholder Agreement" by and among Code-Alarm and two-thirds of the remaining shareholders whose Restricted Shares were subject to the Shareholder Agreement.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

     The Termination of Shareholder Agreement by and among Code-Alarm, Rand W. Mueller, Kenneth W. Mueller and Larry J. Vingelman is attached as Exhibit 7 and incorporated herein by reference.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Signatures                                    Date
----------                                    ----

/s/                                     April 2, 1997
-----------------------------
Rand W. Mueller

                *                       April 2, 1997
-----------------------------
Larry J. Vingelman

                *                       April 2, 1997
-----------------------------
Kenneth M. Mueller

                *                       April 2, 1997
-----------------------------
David L. Skinner

                *                       April 2, 1997
-----------------------------
Geoffrey M. Dixon

                *                       April 2, 1997
-----------------------------
Shirley A. Skinner

                *                       April 2, 1997
-----------------------------
Jack C. Chilingirian

*By:/s/                                 April 2, 1997
    --------------------------
       Rand W. Mueller, as
       Attorney-in-Fact



                             Page 12 of 14 Pages